Galaxy Gaming Expands Product Line with “Triple Attack Blackjack™”

LAS VEGAS -- February 23, 2010 (GLOBE NEWSWIRE) Galaxy Gaming, Inc. (OTCBB: GLXZ - News), announced today that it has released a new casino table game called Triple Attack Blackjack™.  The game is a variation of the standard game of blackjack, but offers the player new strategic options, while still conforming to basic blackjack fundamentals.  The Company has submitted Triple Attack to North American gaming regulators for their approval.  Such approvals are typically required prior to being offered for play in casinos.

Triple Attack Blackjack has a unique feature that allows players to have three opportunities to wager in separate stages prior to receiving both of their initial two cards.  Just like regular blackjack, players place their initial wager before the cards are dealt (the First Attack).  Next, each player receives their first card and they have an opportunity to place a second wager (the Second Attack).  Then, the dealer’s first card is dealt face-up and the player will have a third opportunity to wager (the Third Attack).  Typical blackjack rules such as doubling down and splitting apply, but in addition a player automatically wins if their hand is a 21 or consists of 6 cards not exceeding a point value of 21 (known as a “Six Card Charlie”).

Robert Saucier, Galaxy Gaming’s Chief Executive Officer noted, “Triple Attack Blackjack marks the first premium proprietary game we have introduced since Emperor’s Challenge Pai Gow Poker and Three Card Split in 2008 and prior to that, Texas Shootout in 2002.  Although our Bonus Jackpot System platform was a major accomplishment for us in 2009, we decided in 2010 to focus on considerably expanding our portfolio of casino table games.  Triple Attack Blackjack is the first of a number of new game releases currently in development and expected to be released this year.  It quite possibly could be one of the most exciting blackjack variations ever invented based upon early enthusiastic responses we have received from casino operators who witnessed a sneak preview of the game,” added Mr. Saucier.

About Galaxy Gaming

Headquartered in Las Vegas, Nevada, Galaxy Gaming (www.galaxygaming.com), is the world’s second largest developer, manufacturer and distributor of casino table games including Lucky Ladies, Texas Shootout and Emperor’s Challenge.  In addition, it develops innovative and enhanced electronic wagering platforms such as its Bonus Jackpot System.  Galaxy Gaming distributes its products to casinos throughout North America and on cruise ships worldwide.

Safe Harbor

This release contains certain "forward-looking statements" relating to the Company’s business which can be identified by the use of terminology such as "believes", "expects", or similar expressions, which involve risks and uncertainties relating to product development, market acceptance, future capital requirements, competition and other factors that may cause actual results to be materially different from those described herein as anticipated, estimated, or expected.  The Company disclaims any obligation to update or alter its forward-looking statements.

Contact:

Galaxy Gaming
Robert B. Saucier, CEO
702-939-3254
fax: 702-939-3255